Exhibit 99.1

For more information:

Mike Campbell, 816-842-8181
FOR IMMEDIATE RELEASE	investorrelations@inergyservices.com

Inergy, L.P. to Acquire Propane Operations of Star Gas Partners, L.P. for $475 Million

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Combination Will Create 5th-Largest Propane Retailer in the United States

KANSAS CITY, Mo. (November 18, 2004) – Inergy, L.P. (Nasdaq:NRGY) announced today that it has executed a definitive agreement to purchase 100% of the partnership interests in Star Gas Propane, L.P., the propane operating partnership of Star Gas Partners, L.P. (NYSE:SGU, SGH) for approximately $475 million. This acquisition will create the 5th-largest retail propane operator in the United States serving approximately 600,000 customers from approximately 270 customer service centers in 26 states.

“We are excited to bring together these two high-quality and complementary propane businesses,” said John Sherman, President and CEO of Inergy. “This transaction, which is expected to be significantly accretive to cash available for distribution to our unitholders, represents a unique strategic opportunity for Inergy. We are greatly expanding our presence in our core Great Lakes market area as well as establishing a quality new footprint in the attractive Northeast market. This addition enhances Inergy’s growth platform and further positions us to deliver long-term, industry-leading returns to our unitholders.”

Star Gas Propane is currently the 6th-largest propane retailer in the United States with approximately 1,200 employees serving approximately 345,000 customers from 120 customer service centers in the Midwest, Northeast, Florida, and Georgia. “Much of what has made Star Gas Propane a successful propane enterprise is the commitment of its employees. We are extremely excited about welcoming this high-quality and dedicated workforce to the Inergy team,” said Sherman. Joseph Cavanaugh, Chairman & CEO of Star Gas Propane has also agreed to continue with the business as part of the transition process. “I am excited about the future that this combination holds for the employees and customers of Star Gas Propane,” said Cavanaugh. “Inergy is an outstanding company and I’ve known their senior management team for a number of years. Inergy, through its financial strength, impressive growth, and fairness to employees, is a demonstrated leader in the propane sector. I am personally excited to be part of the Inergy management team.”

Inergy intends to permanently finance the transaction with a combination of equity and debt in line with its long-term capital structure objectives. Inergy expects to initially fund the transaction through a combination of credit facilities, bank borrowings and committed equity. The transaction is expected to close in December 2004 and is subject to customary conditions and regulatory approvals.

Management plans to discuss the transaction during its fourth quarter and fiscal year ended September 30, 2004 conference call and internet web-cast scheduled for this afternoon November 18th at 3:30 p.m. Central Time. The call-in number for the earnings call is 1-877-405-3427, and the conference name is Inergy, L.P. The live internet web-cast and the replay can be accessed on Inergy’s website, www.inergypropane.com. A digital recording of the call will be available for the two weeks following the call by dialing 1-800-642-1687 and entering the pass code 1819260. After closing this transaction, Inergy will provide updated fiscal 2005 guidance.

Inergy’s financial advisor for the transaction was Greenhill & Co. Lehman Brothers, Inc. acted as financial advisor to Star Gas Partners. KeyBanc Capital Markets advised the special committee of the board of the general partner of Star Gas.

Inergy, L.P. with headquarters in Kansas City, Mo., is among the fastest growing master limited partnerships in the country. The company’s operations include the retail marketing, sale and distribution of propane to residential, commercial, industrial and agricultural customers. Today, Inergy serves approximately 275,000 retail customers from approximately 150 customer service centers throughout the eastern half of the United States. The company also operates a growing supply logistics, transportation and wholesale marketing business that serves independent dealers and multi-state marketers in the United States and Canada.

This news release contains forward-looking statements, which are statements that are not historical in nature such as the expectation that (1) the Star Gas Propane transaction will close in December 2004; and (2) the acquisition will be accretive on a distributable cash flow per unit basis. Forward-looking statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or any underlying assumption proves incorrect, actual results may vary materially from those anticipated, estimated or projected. Among the key factors that could cause actual results to differ materially from those referred to in the forward-looking statements are: the inability to obtain regulatory approval for this transaction, disruptions in capital markets, weather conditions that vary significantly from historically normal conditions, the general level of petroleum product demand and the availability of propane supplies, the price of propane to the consumer compared to the price of alternative and competing fuels, our ability to generate available cash for distribution to unitholders, the costs and effects of legal and administrative proceedings against us or which may be brought against us, and our ability to sustain our historical levels of growth. These and other risks and assumptions are described in Inergy’s annual report on Form 10-K and other reports that are available from the United States Securities and Exchange Commission.

Corporate news, unit prices and additional information about Inergy, including reports from the United States Securities and Exchange Commission, are available on the company’s Web site, www.InergyPropane.com. For more information, contact Mike Campbell in Inergy’s Investor Relations Department at 816-842-8181 or via e-mail at investorrelations@inergyservices.com.

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